Verona Pharma plc
Grant of Restricted Stock Units, Issue of Equity, Total Voting Rights & PDMR Dealings

May 12, 2020, LONDON - Verona Pharma plc (AIM:VRP) (Nasdaq:VRNA) (“Verona Pharma” or the “Company”), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for respiratory diseases, announces that it has on May 7, 2020 granted to Dr David Zaccardelli, CEO, and Mr Mark Hahn, CFO of the Company, an aggregate of 921,608 Restricted American Depositary Share Units (“RADSUs”), representing 7,372,864 ordinary shares of 5 pence each (the “Ordinary Shares”), and today issued to them an aggregate of 267,288 ordinary shares of 5 pence each (the “New Ordinary Shares”) following the vesting of previously granted RADSUs.
Application will be made to the London Stock Exchange for the New Ordinary Shares to be admitted to trading on AIM, with dealings expected to commence on May 18, 2020 (“Admission”).
Grant of RADSUs
The Company has made a grant of an aggregate of 921,608 RADSUs over American Depositary Shares (“ADSs”), representing 7,372,864 Ordinary Shares, to Dr Zaccardelli and Mr Hahn under and in accordance with the terms of Verona Pharma’s 2017 Incentive Award Plan (the “Incentive Plan”), and pursuant to their employment agreements, as detailed in the Company’s 2019 20-F SEC filing, which is available on the “Investors” section of the Company’s website (https://www.veronapharma.com/investors/news-sec-filings).
Each RADSU represents an unfunded, unsecured right to receive, on the applicable vesting date, one ADS, or, at the option of the Company, an equivalent amount in cash.
Dr Zaccardelli was granted 526,633 RADSUs, representing 4,213,064 ADSs, or 4% of the Company’s 105,326,637 Ordinary Shares in issue at the date of the 2020 Annual General Meeting (the “AGM”).
Mr Hahn was granted 394,975 RADSUs, representing 3,159,800 ADSs, or 3% of the Company’s Ordinary Shares in issue at the date of the AGM.
The RADSUs will vest as to 25% on February 1, 2021, being the first anniversary of commencement of Dr Zaccardelli’s and Mr Hahn’s employment, and the balance over the remaining three years in twelve equal installments upon completion of each successive three month period of continued employment by the relevant executive.

Issue of the New Ordinary Shares
The aggregate issue of the 267,288 New Ordinary Shares follows the vesting of previously granted RADSUs to Dr Zaccardelli and Mr Hahn.
As announced on March 5, 2020, RADSUs were granted to Dr Zaccardelli and Mr Hahn pursuant to their employment agreements as payment in lieu of a portion of their annual base salaries. The New Ordinary Shares, of which 178,192 are issued to Dr Zaccardelli and 89,096 are issued to Mr Hahn, represent the first of four installments of these RADSUs to vest with respect to their annual base salaries.
Following the issue of New Ordinary Shares, Dr Zaccardelli will have an interest in the Company of 178,192 Ordinary Shares, representing 0.17% of the Company’s issued share capital, and Mr Hahn will have an interest in the Company of 89,096 Ordinary Shares, representing 0.08% of the Company’s issued share capital.
Total voting rights
Following Admission of the New Ordinary Shares, the Company will have a total of 106,481,006 Ordinary Shares in issue each carrying one voting right. The Company does not hold any Ordinary Shares in Treasury. This figure of 106,481,006 Ordinary Shares may therefore be used by shareholders as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the share capital of the Company under the FCA's Disclosure and Transparency Rules.
PDMR Dealings
The notification of dealing form in respect of the RADSU award and issue of New Ordinary Shares for each PDMR can be found below.

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	Dr David Zaccardelli
2	Reason for the notification
a)	Position/status	Chief Executive Officer
b)	Initial notification/Amendment	Initial notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	Verona Pharma plc
b)	LEI	213800EVI6O6J3TIAL06

4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	American Depositary Shares (“ADSs”), each representing 8 Ordinary Shares ISIN Code: US9250501064
b)	Nature of the transaction	Grant of RADSUs
c)	Price(s) and volume(s)	Price(s) No consideration paid	Volume(s) 526,633 RADSUs (representing 4,213,064 Ordinary Shares)
d)	Aggregated information - Aggregated volume - Price	N/A (single transaction)
e)	Date of the transaction	May 7, 2020
f)	Place of the transaction	Outside a trading venue

4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	American Depositary Shares (“ADSs”), each representing 8 Ordinary Shares ISIN Code: US9250501064
b)	Nature of the transaction	David Zaccardelli was issued 178,192 Ordinary Shares following the vesting of 22,274 Restricted American Depositary Share Units as payment in lieu of base salary, each representing 8 Ordinary Shares
c)	Price(s) and volume(s)	Price(s) No consideration paid	Volume(s) 22,274 RADSUs (representing 178,192 Ordinary Shares)
d)	Aggregated information - Aggregated volume - Price	N/A (single transaction)
e)	Date of the transaction	May 12, 2020
f)	Place of the transaction	London Stock Exchange, AIM

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	Mark Hahn
2	Reason for the notification
a)	Position/status	Chief Financial Officer
b)	Initial notification/Amendment	Initial notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	Verona Pharma plc
b)	LEI	213800EVI6O6J3TIAL06

4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	American Depositary Shares (“ADSs”), each representing 8 Ordinary Shares ISIN Code: US9250501064
b)	Nature of the transaction	Grant of RADSUs
c)	Price(s) and volume(s)	Price(s) No consideration paid	Volume(s) 394,975 RADSUs (representing 3,159,800 Ordinary Shares)
d)	Aggregated information - Aggregated volume - Price	N/A (single transaction)
e)	Date of the transaction	May 7, 2020
f)	Place of the transaction	Outside a trading venue

4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	American Depositary Shares (“ADSs”), each representing 8 Ordinary Shares ISIN Code: US9250501064
b)	Nature of the transaction	Mark Hahn was issued 89,096 Ordinary Shares following the vesting of 11,137 Restricted American Depositary Share Units as payment in lieu of base salary, each representing 8 Ordinary Shares.
c)	Price(s) and volume(s)	Price(s) No consideration paid	Volume(s) 89,096 Ordinary Shares
d)	Aggregated information - Aggregated volume - Price	N/A (single transaction)
e)	Date of the transaction	12 May 2020
f)	Place of the transaction	London Stock Exchange, AIM

For further information, please contact:

Verona Pharma plc	Tel: +44 (0)20 3283 4200
Victoria Stewart, Director of Communications	info@veronapharma.com

N+1 Singer (Nominated Adviser and UK Broker)	Tel: +44 (0)20 3283 4200
Aubrey Powell /George Tzimas / Iqra Amin (Corporate Finance)